Exhibit 21.01

Subsidiaries of Homestore, Inc.

State or Jurisdiction
of Incorporation or
Full Name of Entity	Other Legal Names	Legal Status of Entity	Organization

3041776 Nova Scotia Company	None	Nova Scotia, Canada ULL corporation	Nova Scotia

GTKY Printing & Mailing Corp.	None	Corporation	New York

HomeBuilder.com (Delaware), Inc.	None	Corporation	Delaware

Homestore Europe Corporation	None	British Virgin Islands Co.	British Virgin Islands

Homestore International Limited (BVI)	None	British Virgin Islands Co.	British Virgin Islands

Move Sales, Inc.	None	Corporation	Delaware

Moving.com, Inc.	None	Corporation	Delaware

Immoclick Online S.A.	None	Spanish Company	Spain

InteliQ, LLC	None	Limited Liability Corporation	California

Movedotcom (UK) Limited	None	England and Wales private limited company	England

National New Homes Co., Inc.	None	Corporation	Delaware

RealSelect, Inc.	RealSelect, Inc., dba REALTOR.com® — Los Angeles County, CA	Corporation	Delaware

The Enterprise of America, Ltd.	None	Corporation	Wisconsin

Move, Inc.	None	Corporation	Delaware

Top Producer Systems Company	None	Nova Scotia, Canada ULL corporation	Nova Scotia

TouchTech Corporation	None	Ontario, Canada corporation	Ontario

VT Canada Inc.	None	Corporation	Ontario, Canada

Welcome Wagon International Inc.	None	Corporation	New York